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                                                                   EXHIBIT 10.15


                             EMPLOYMENT AGREEMENT
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Employment Agreement ("Agreement") made and entered into effective no later than
December 5, 1995 by and between Eric A. Amster (the "Employee"), and TSI
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International Software Ltd. ("TSI"), a Delaware corporation having its principal place of business at 45 Danbury Road, Wilton, Connecticut 06897.

WHEREAS, TSI wishes to employ the Employee and the Employee wishes to be employed under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Employment and Term.
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    1.1  TSI agrees to employ the Employee as Vice President of Sales and the
Employee agrees to render his/her full-time services to TSI for a term of one
(1) year, which term shall commence as of the date of this Agreement and terminates at the end of the first full fiscal year thereafter, subject to the terms of Article 6 below and annual renewal for one (1) year increments as set forth in Paragraph 1.2. The Employee agrees to devote his/her full business time and the best of his/her abilities to the faithful and diligent performance of his/her services to TSI under the direction of the President of TSI.

    1.2 Unless either party shall have given written notice of non-renewal to the other party no fewer than thirty (30) days before the expiration of the initial or then current renewal term, this Agreement shall automatically renew for successive periods of one (1) year.

2.  Compensation.
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    2.1  TSI agrees to pay the Employee a salary at the annualized rate of One
Hundred Twenty-Five Thousand Dollars ($125,000.00), payable in accordance with TSI's standard payroll practices. This salary is for the initial term of this Agreement, and thereafter will be as determined by the President of TSI.

    2.2 TSI will pay the Employee bonuses and commissions targeted at One Hundred Forty-Five Thousand Dollars ($145,000.00) based upon meeting revenue related goals (see offer letter attached).

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3.  Benefits.
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    3.1  The Employee shall be entitled to participate on the same basis, subject to the same qualifications as other TSI employees and pursuant to TSI's then prevailing policies, in any group medical, hospitalization, or other fringe benefit plans in effect with respect to employees of TSI in general, but not including any group profit sharing or other profit-based incentive program.

    3.2 The Employee shall be entitled to the same number of paid holidays per year as set forth by TSI for its employees in general plus twenty (20) paid vacation days to be scheduled by the mutual agreement of the parties.

4.  Stock Options.  As soon as is practical after signing of this Agreement by
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both parties, but no later than three (3) months after signing, TSI shall issue
24,000 options to the Employee as described in the TSI Stock Option Plan attached hereto as Appendix A. There will be a change to Section 12.01 of the Stock Option Plan as we have discussed.

5.  Employment Guidelines.  The Employee agrees to at all times be bound by and
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adhere to the Conditions of Employment attached hereto as Appendix B and incorporated herein by reference, and to use his/her best efforts to protect the proprietary and confidential materials and information of TSI and of TSI's clients, including valuable trade secrets.

6.  Termination.
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    6.1  This Agreement shall terminate and all payments due hereunder shall cease, except to the extent accrued, upon death of the Employee, without further act of TSI. If, however, at the time of Employee's death, Employee is receiving severance compensation per the terms of Paragraph 1.3, unpaid severance will be paid to the Employee's estate in a lump sum.

    6.2 TSI shall have the right to terminate this Agreement and any payments due hereunder upon prior written notice to the Employee if a licensed physician employed by the Board of Directors of TSI shall determine that the Employee, by reason of physical or mental disability (excluding infrequent and temporary absences due to ordinary transitory illness) shall be unable to perform the services required of him/her hereunder for more than three (3) consecutive months or an aggregate of six (6) months during any twelve (12) month period, except as otherwise provided by law.

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    6.3  TSI shall have the right to terminate this Agreement, without further compensation, upon a breach of failure to fulfill and perform obligations and duties hereunder, which condition, breach or failure Employee shall fail to remedy within ten (10) days after written demand from TSI. Further, TSI shall have the right to terminate this Agreement, without further compensation, if,
(i) in the opinion of the Board of Directors of TSI, the Employee is guilty of insubordination, fraud, dishonesty, misconduct or negligence in connection with the performance of duties hereunder, (ii) the Employee is convicted of a felony or of a crime involving moral turpitude, (iii) the Employee causes TSI disrepute, or (iv) otherwise for good cause.

    6.4 TSI shall have the right to terminate this Agreement, for convenience, at the discretion of the Board of Directors. If such termination occurs, the Employee will receive a severance compensation of six (6) months of salary, as outlined in paragraph 2.1, payable in accordance with TSI's standard payroll practices, and six (6) months of continuance of eligible benefits as outlined in Paragraph 3.1, and shall be entitled to no other payment or benefit from TSI.

    6.5 Upon termination or expiration of this Agreement, irrespective of the reason therefor, the Employee shall promptly turn over to TSI all proprietary and confidential materials of the kind referred to in Section 5 and all tangible forms of the Employee's work product (including work files) without retaining any copies or duplicates thereof, except as to which TSI may in writing give permission.

7.  Negative Covenant.
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    7.1  The Employee agrees that during the term of this Agreement (including any renewal terms hereunder) and for a period of one (1) year following the termination of this Agreement, he/she will not, directly or indirectly, own, operate, manage, join, control, or participate in the ownership, management, operation or control of, or be connected with as a partner, stockholder, director, officer, agent, employee, or consultant, any business, firm, or corporation in any capacity that involves the development, production or sale of any product that is directly competitive with TSI in the territories TSI serves; provided, however, that nothing in this Section 7.1 shall bar the acquisition of any publicly traded securities which do not confer upon the Employee the right to control or influence the policy of the issuer.

    7.2 The Employee further agrees that for a period of one (1) year following the termination of this Agreement, he/she will not, without the prior written consent of TSI, (a) solicit for employment any of the staff of TSI or of TSI's customers, or (b) solicit the business of TSI's customers for products that are directly competitive to TSI products.

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    7.3  In the event a court of competent jurisdiction finds any part of this
Article 7 unenforceable, the parties agree that such finding shall not effect or render invalid or unenforceable any other provision of this Article. The parties further agree to execute any amendments necessary to accomplish the intent of this Article to the fullest extent possible under the law.

8.  Remedies.  The parties hereto recognize that, in the event of any breach by
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the Employee of the provisions of Sections, 5, 6 or 7 hereof, damages may be difficult, if not impossible, to ascertain and it is therefore agreed that TSI, in addition to and without limiting any other remedy it might have under this Employment Agreement, or at law or in equity, shall be entitled to an injunction against the Employee issued by any court of competent jurisdiction enjoining any such breach. The Employee agrees to reimburse TSI for all out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by TSI by reason of any such breach; provided, however, that if a court of competent jurisdiction in any action wherein TSI is the claimant with respect to such breach shall determine that no such breach occurred or is likely, and if any appeal therefor be taken by TSI where such determination shall be fully and finally upheld, TSI shall reimburse the Employee for all out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by the Employee by reason of such action and any appeal.

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9.  Representation and Warranty.  Employee represents and warrants that he/she
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is not now and was not on the date of commencement of this Agreement, a party to any Agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him/her from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

10. Miscellaneous.
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    10.1  Should any provision or part of this Employment Agreement be declared void or unenforceable by any court or administrative body of competent jurisdiction, such provisions or part shall be deemed severable and, without further action by the parties to this Agreement, shall be severed from the remainder of this Agreement which shall continue in all respects valid and enforceable.

    10.2 Any notices or communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail to the addresses specified herein or, after proper notice, to such addresses as the parties may specify.

    10.3 This Agreement shall be binding upon and inure to the benefit of TSI, its successors or assigns, or any corporation which acquires all or substantially all of its assets. This Agreement is personal as to the Employee and shall not be assignable by the Employee.

    10.4 This Agreement constitutes the entire understanding of the parties hereto with respect to the Employee's employment and his/her compensation therefor and supersedes any prior Agreements and understandings between the parties concerning employment or compensation.

    10.5 This Agreement shall be governed by and construed under the laws of the State of Connecticut.

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    10.6  The captions appearing in this Agreement appear as a matter of convenience only and in no way define or limit the scope and intent of any of the provisions hereof.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


For TSI International Software Ltd.      For the Employee:
45 Danbury Road
Wilton, CT  06897

By: /s/ Constance Galley                 By: /s/ Eric Amster
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      Constance F. Galley                              Eric Amster
      President and CEO                      Address:  8 Pebble Lane
                                                       New Milford, CT 06776




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